UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 24, 2012

THERAGENICS CORPORATION®
(Exact name of registrant as specified in charter)

Delaware	001 - 14339	58-1528626
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5203 Bristol Industrial Way
Buford, Georgia 30518
(Address of principal executive offices / Zip Code)

(770) 271-0233
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01	Entry into a Material Definitive Agreement.

Asset Purchase Agreement by and between Theragenics Corporation and Core Oncology, Inc.

On February 17, 2012, Theragenics Corporation (“Theragenics” or the “Company”) acquired the prostate brachytherapy customer base of Core Oncology, Inc. (“Core”).  Theragenics also acquired certain packaging technologies and component inventory pursuant to an Asset Purchase Agreement between the Company and Core dated as of February 17, 2012 (the “Purchase Agreement”).  Theragenics is not acquiring Core’s manufacturing facility, nor is it acquiring Core’s manufacturing equipment, processes or employees.  The total purchase price (the “Purchase Price”) for the acquired assets is equal to one times the actual revenue generated from the acquired customers over the twelve month period from September 2012 to August 2013, in excess of $2.5 million (the “Threshold Amount”).  Management believes this transaction will substantially increase Theragenics’ market share in the iodine-125 segment of the prostate brachytherapy market.

Theragenics paid $3.8 million in cash (the “Earn-out Prepayment”) at closing as a prepayment of a portion of the earn-out Purchase Price, and will make quarterly earn-out payments thereafter.  Each quarterly earn-out payment will be a cash amount based upon a portion of that quarter’s revenue recognized from the acquired customers in excess of the portion of the Threshold Amount allocated to such quarter and reduced by a portion of each of the Earn-out Prepayment.  The final earn-out payment is calculated as one times the revenue actually recognized from the acquired customer base over the twelve month period from September 2012 to August 2013 in excess of the total Threshold Amount, reduced by the Earn-out Prepayment and the cumulative amount of all previous earn-out payments made.  The total purchase price is expected to be approximately $7.5 million to $10.5 million.

Amendment to Amended and Restated Credit Agreement

On February 17, 2012, the Company, its subsidiaries and Wells Fargo Bank, National Association, successor in interest by merger to Wachovia Bank, National Association (the “Bank”) executed an amendment (the “Second Amendment”) to the Amended and Restated Credit Agreement, dated as of May 27, 2009 (the “Credit Agreement”) among the Company, its subsidiaries and the Bank.  The Second Amendment modifies the Fixed Charge Coverage Ratio to deduct certain earn-out payments made in connection with the acquisition of assets or businesses in determining the numerator of the Fixed Charge Coverage Ratio calculation.

This report contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the accuracy of which is necessarily subject to risks and uncertainties, including, without limitation, statements regarding expected impact of the Purchase Agreement, market share and total purchase price. Actual results may differ materially due to a variety of factors, including, among other things, our ability to transition and retain former customer of Core, competition from other companies within the brachytherapy market and from other methods of treatment, effectiveness and execution of marketing and sales programs, changes in product pricing, changes in the ordering patterns of our customers, continued acceptance of and demand for our products by the markets in which we operate, introduction and/or availability of competitive products by others, potential changes in third-party reimbursement, including Medicare reimbursement as administered by the Centers for Medicare and Medicaid Services (CMS), implementation of new legislation by CMS, physician training, third-party distribution agreements, legislative changes to healthcare markets and industries such as the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act (including provisions such as the medical device tax), and other factors set forth from time to time in our filings with the Securities and Exchange Commission. All forward looking statements and cautionary statements included in this document are made as of the date hereof based on information available to us as of the date hereof, and we assume no obligation to update any forward looking statement or cautionary statement.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THERAGENICS CORPORATION
(Registrant)

Dated: February 24, 2012	By:	/s/ M. Christine Jacobs
M. Christine Jacobs
Chief Executive Officer

3